Exhibit 4.7

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED ABSENT SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE STATE LAWS.

AMENDED AND RESTATED SECURED PROMISSORY NOTE

Up to $20,000,000	August 22, 2022

FOR VALUE RECEIVED, KALERA PUBLIC LIMITED COMPANY, a company organized under the laws of the Republic of Ireland, as successor by operation of law to KALERA A.S., a private limited liability company organized under the laws of Norway (the “Issuer”), together with its successors and assigns arising pursuant to the Transaction, hereby promises to pay to the order of the Payees named on Schedule 1 attached hereto (each a “Payee” and collectively without differentiation, the “Payees”), the aggregate principal sum of up to Twenty Million United States dollars ($20,000,000) (the “Loan”) together with interest, in each case in the manner described herein. Certain terms used herein are defined in Annex A and all accounting terms herein shall be determined in accordance with GAAP. Any amounts repaid or prepaid under this Amended and Restated Secured Promissory Note (this “Secured Promissory Note”) shall not be reborrowed. The Loans held by each Payee as of the date hereof in the aggregate amount of $13,500,000 are as specified on Schedule 1 hereto. Schedule 1 may be modified from time to time as set forth herein to reflect increases in the loan amount of any existing Payee and/or the addition of new Payees as provided hereinbelow. The terms Payee and Payees include each of the entities listed on Schedule 1 from time to time. Payees shall not have any obligation to make the Loan to Issuer hereunder until Issuer has delivered to the Payees a Management Support Letter in form and substance acceptable to the Payees. This Secured Promissory Note amends, restates and supersedes in its entirety the Secured Promissory Note dated March 4, 2022 (the “Existing Secured Promissory Note”). All documentation entered into by the Issuer and the other Guarantors and Grantors that refers to the Existing Secured Promissory Note, including documentation executed and delivered to prefect liens granted pursuant to the Existing Secured Promissory Note, shall perfect the liens and security interests granted by this Secured Promissory Note and shall be deemed for all purposes to be referring to this Secured Promissory Note.

1. Payments of Principal. Subject to the acceleration provisions of Section 8, all unpaid principal, fees and accrued and unpaid interest and all other amounts shall be due and payable in full on March 8, 2024 (the “Maturity Date”). As of the date first set forth above, and giving effect to advances made on such date, the outstanding aggregate principal balance under this Secured Promissory Note is $13,500,000 (thirteen million five hundred thousand 00/100 dollars).

2. Interest. The unpaid principal amount of this Secured Promissory Note shall accrue interest daily on the basis of a 360-day year at eight percent (8.0%) per annum, provided that upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of this Secured Promissory Note and any accrued and unpaid interest and all other overdue amounts shall each bear interest until paid at the stated rate plus two percent (2.00%) per annum. Accrued interest shall be payable (a) upon the payment or prepayment of any principal outstanding under this Secured Promissory Note (but if paid prior to the Maturity Date, only on the principal amount so paid or prepaid), (b) on the Maturity Date and (c) following any Event of Default, including, without limitation, failure to pay all Obligations in full in cash on the Maturity Date, in which case interest shall continue to accrue and be payable upon demand until all Obligations hereunder are paid in full in cash. As of the date first set forth above, the outstanding aggregate accrued and unpaid interest due to Payees under this Secured Promissory Note is $370,410.96 (three hundred seventy thousand four hundred ten 96/100 dollars). .

3. Prepayments.

(a) Prepayment Prior to Transaction. Subject to Section 3(d), the Issuer may at any time prior to the consummation of the Transaction prepay any principal amount on this Secured Promissory Note in whole or in part accompanied by all accrued and unpaid interest on the principal amount so prepaid and a prepayment premium equal to ten percent (10%) of the principal amount so prepaid (such 10% premium the “Prepayment Premium”).

(b) Prepayment After Transaction. Subject to Section 3(d), the Issuer may at any time after the consummation of the Transaction give the Payees 30-day prior written notice (a “Prepayment Notice”) of Issuer’s intention to prepay any principal amount on this Secured Promissory Note in whole or in part accompanied by all accrued and unpaid interest on the principal amount so prepaid and the Prepayment Premium. Upon receipt of a Prepayment Notice each Payee may within fifteen days thereafter elect to accept the proposed prepayment of principal, interest and Prepayment Premium or refuse the proposed prepayment and instead deliver a Conversion Notice to Issuer for the conversion of the notices payment amount into equity pursuant to Section 9 of this Secured Promissory Note. If a Payee delivers a Conversion Notice to Issuer following delivery to it of a Prepayment Notice, then Issuer shall not pay to such Payee its ratable share of such noticed payment and in lieu thereof shall deliver the Conversion Shares to such Payee as provided in Section 9.

(c) Mandatory Prepayments. (i) Issuer shall, no later than the Tenth (10th) Business Day following the date of receipt by Issuer or any subsidiary of Issuer of any net cash proceeds from the transfer of all or substantially all of the assets of the Issuer and its subsidiaries, prepay the Loan as set forth in Section 3(d) in an aggregate amount equal to such net cash proceeds, together with accrued and unpaid interest thereon; (ii) Issuer shall, no later than the Tenth (10th) Business Day following the date of a Change of Control of Issuer, prepay the Loan in full as set forth in Section 3(d) in an aggregate amount equal to the outstanding principal balance of the Loan, together with accrued and unpaid interest thereon; and (iii) upon the occurrence of an Event of Default described in Section 7(e), Issuer shall, no later than the tenth Business Day following the date of the occurrence of an Event of Default described in Section 7(e) prepay the Loan in full as set forth in Section 3(d) in an aggregate amount equal to the outstanding principal balance of the Loan, together with accrued and unpaid interest thereon.

(d) Application of Payments. Payments and prepayments made to each Payee by the Issuer hereunder shall be applied (i) first, to expenses recoverable under Section 13, (ii) second, to accrued and unpaid interest, and (iii) last, to principal.

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(e) Except as provided in this Section 3(e), each voluntary prepayment that is made in cash pursuant to Section 3(a) or 3(b) hereinabove, and each payment that becomes due as a result of acceleration of the Maturity Date pursuant to Section 8 (for avoidance of doubt including the occurrence of an Event of Default under Section 7(e) or otherwise (including, for the avoidance of doubt and without limitation, as a result of applicable law), in each case with respect to payments of Loan principal (each, an “Early Prepayment”) shall be accompanied by the Prepayment Premium in respect of such Early Prepayment. The Issuer hereby agrees to pay the Prepayment Premium to the Payees ratably, as and when required in this Agreement, with respect to each Early Prepayment of the Loan made under Section 3, or any other acceleration of the Loan pursuant to Section 8 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 7(e) or as a result of applicable law)), in each case, with respect to the amount of the Early Prepayment of the Loan repaid, prepaid, terminated, reduced, paid, redeemed, satisfied, distributed, discharged or accelerated (whether or not paid), concurrently with such repayment, prepayment, redemption, satisfaction, discharge or acceleration (whether or not paid). Any Prepayment Premium payable pursuant to this Section 3(e) constitutes liquidated damages sustained by each Payee as the result of the early repayment, prepayment, distribution, termination, reduction, payment, redemption, satisfaction, discharge or acceleration (whether or not paid) of its Loan and Issuer agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Payee’s losses as a result thereof. Any prepayment, repayment, payment, satisfaction (whether in whole or in part), distribution, termination, reduction or discharge of the Loan (including, without limitation, by foreclosure (whether by power of sale or judicial proceeding) or by any other means), irrespective of whether such prepayment, repayment, payment, satisfaction, distribution, discharge, termination or reduction occurs following any earlier maturity of the Loan, including, without limitation, pursuant to any voluntary or involuntary acceleration of the Loan pursuant to Section 8 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 7(e) or as a result of applicable law), or the commencement of any insolvency proceeding or other proceeding pursuant to any debtor relief laws, or pursuant to a plan of reorganization, and including, without limitation, any prepayment, repayment, payment, termination, reduction, satisfaction, distribution or discharge of the Loan (x) pursuant to this Section 3, (y) after acceleration thereof, including, without limitation, pursuant to Section 8 (including, for the avoidance of doubt and without limitation, as a result of Section 7(e) or as a result of applicable law) or such amount otherwise becoming or being declared immediately due and payable pursuant to the terms hereof and (z) whether before or after any acceleration of the Loan pursuant to Section 8 (including, for the avoidance of doubt and without limitation, as a result of Section 7(e) or as a result of applicable law), shall, in each case be accompanied by, and there shall become due and payable automatically on the date of any of the foregoing, the Prepayment Premium, payable in United States dollars the principal amount so prepaid or on the principal amount that has become or is declared to be immediately due and payable pursuant to Section 8 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 7(e) or as a result of applicable law), or in respect of which such claim in any bankruptcy, insolvency, reorganization, liquidation, judicial management or similar proceeding has arisen, or otherwise constituting the principal amount of the Loan prepaid, repaid, paid, satisfied, distributed, discharged, terminated, reduced or accelerated, as applicable. The Issuer acknowledges that Payee would not have extended the Loan without the inducement of the payment of the Prepayment Premium. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM. Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is the product of a transaction on arm’s length terms between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Payees and the Issuer giving specific consideration in the transactions contemplated by the Loan Documents for such agreement to pay the Prepayment Premium; and (D) Issuer shall be estopped hereafter from claiming differently than as agreed to herein, including in this Section 3(e). If the Obligations are accelerated for any reason, including, without limitation, because of default, sale, transfer or encumbrance (including that by operation of law or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 7(e) or as a result of applicable law), the Prepayment Premium on the Loan will also automatically and concurrently with such acceleration become due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations. The Prepayment Premium on the Loan shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM ON THE LOAN IN CONNECTION WITH ANY SUCH ACCELERATION.

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4. Payment Terms. All payments of principal of, and interest upon, this Secured Promissory Note shall be made by the Issuer to each Payee in Cash in immediately available funds in lawful money of the United States of America, by wire transfer to the bank account designated by each Payee in writing from time to time. All payments under this Secured Promissory Note shall be made to each Payee without withholding, defense, set-off, counterclaim or deduction. If the due date of any payment under this Secured Promissory Note would otherwise fall on a day that is not a business day, such due date shall be extended to the next succeeding business day, and interest shall be payable on any principal so extended for the period of such extension. In the event that any payment, prepayment, collection or proceeds of collateral shall be insufficient to pay all obligations of Issuer hereunder in full, then such payment, prepayment, collection or proceeds of Collateral shall be ratably shared by the Payees.

5. Withholding of Taxes. All sums payable by Issuer hereunder shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any tax payable by any payee. If Issuer is required by law to make any deduction or withholding on account of any tax from any sum paid or payable by the Issuer to any Payee: (1) Issuer shall notify the Payees of any such requirement or any change in any such requirement as soon as Issuer becomes aware of it; (2) Issuer shall endeavor to pay such tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Issuer) for its own account or (if that liability is imposed on any Payee, as the case may be) on behalf of and in the name of such Payee; (3) the sum payable by Issuer shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions, withholdings or payments with respect to additional amounts payable pursuant to this Section 5), such Payee receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) as soon as practicable after paying any sum from which it is required by law to make any deduction or withholding, Issuer shall deliver to the Payees evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant governmental authorities.

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6. Security Grant; Transaction Reaffirmations; Subsidiary Guaranty.

(a) As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations, Issuer, in its capacity as a Grantor, hereby pledges and grants to each Payee a ratable and pari passu lien on and security interest in and to all of the Issuer’s right, title and interest in the following property, assets and revenues, whether now owned by the Issuer or hereafter acquired and whether now existing or hereafter coming into existence (all of the following described in this Section 6(a) being collectively referred to herein as the “Pledged Collateral”):

(i) All Capital Stock issued by Kalera Inc., a Delaware corporation, Vindara Inc., a Delaware corporation and Kalera GmbH, a German limited liability company (each a direct, wholly owned subsidiary of the Issuer, and collectively, the “Pledged Subsidiaries”)) and the certificates or other securities representing such Capital Stock, including, without limitation, all options, warrants, rights, agreements and additional Capital Stock of whatever class issued by any Pledged Subsidiary and acquired by Issuer (including by issuance) on account of its ownership of Capital Stock issued by such Pledged Subsidiary;

(ii) all rights, privileges, authority and powers of Issuer relating to such Capital Stock issued by any Pledged Subsidiary or under the Organizational Documents of Issuer, including, without limitation, all rights to dividends, distributions, liquidation proceeds, profits or income of Issuer evidenced by such Capital Stock and all rights as a holder of Capital Stock under any operating agreement for the Issuer;

(iii) all rights to the capital account of the Pledgor in Issuer evidenced by such Capital Stock or the Organizational Documents of Issuer; and

(iv) all dividends and distributions in respect of, and proceeds and profits of, each of the foregoing.

(b) As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations, each of Vindara Inc., a Delaware corporation and Kalera GmbH, a German limited liability company, as a Grantor signatory hereto hereby pledges and grants to each Payee a ratable and pari passu lien on and security interest in and to all of such Grantor’s right, title and interest in the following property, assets and revenues, whether now owned by a Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all of the following described in this Section 6(b) being collectively referred to herein as the “Subsidiary Collateral” and together with the Pledged Collateral, the “Collateral”):

(i) all accounts, as-extracted collateral, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, securities accounts, documents, equipment, financial assets, fixtures, general intangibles, goods, instruments (including promissory notes), insurance, intellectual property (including patents, patent licenses, copyrights, copyright licenses, trademarks, trademark licenses, trade secrets, processes, formulas, know how, contracts and other similar agreements), fee or leasehold interests in real property, inventory, investment property, software, payment intangibles, letter of credit rights, payment intangibles, Capital Stock, receivables and receivables records, securities, securities accounts, security entitlements and software (as each such term is defined in the UCC if so defined therein);

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(ii) to the extent not covered by the preceding clauses of this Section 6(b), all other tangible and intangible personal property of Vindara Inc. and Kalera GmbH (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of Vindara Inc. and Kalera GmbH described in the preceding clauses of this Section 6 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by Vindara Inc. or Kalera GmbH in respect of any of the items listed above), and all books, correspondence, files and other records, including, without limitation, all tapes, disks, cards, software, data and computer programs in the possession or under the control of Vindara Inc. or Kalera GmbH or any other Person from time to time acting for Vindara Inc. or Kalera GmbH that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 6(b) hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(iii) to the extent not otherwise included above, all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(c) If such Capital Stock owned by any Grantor is certificated, such Grantor will deliver to the Payees the certificates for the Capital Stock, together with instruments of assignment duly governing the Capital Stock. If such Capital Stock owned by any Grantor is uncertificated, Grantors and each issuer of such Capital Stock shall enter into an Uncertificated Securities Control Agreement in respect of such uncertificated Capital Stock. Issuer shall cause each such issuer’s books and any transfer agent to reflect the pledge of such Capital Stock. Unless an Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise any voting rights with respect to such Capital Stock and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Secured Promissory Note or which would constitute or create any violation of any of such terms. All such rights of any Grantor to vote and give consents, waivers and ratifications in respect of or pursuant to the Collateral shall terminate and upon such termination shall automatically vest in the Payees, collectively upon the occurrence and during the continuance of an Event of Default.

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(d) Issuer and each other Grantors authorizes each Payee to file such financing statements, and take such other actions, as such Payee determines from time to time may be necessary or appropriate to perfect the security interests granted by Issuer and such other Grantor hereunder. As of the date hereof, the address of Issuer and each other Grantor’s place of business, or if more than one place of business the Issuer and each other Grantor’s chief executive office, is: 7455 Emerald Dunes Dr., Suite 2100, Orlando, FL, 32822.

(e) Pursuant to the Transaction, Issuer is expected to undergo one or more corporate transitions by merger, assignment, change of name, change of place of business, change of chief executive office and/or place of registration. Upon the occurrence of each such transition arising in furtherance of the Transaction, the Issuer shall give written notice thereof to the Payees within 30 days after the occurrence of such transition, and shall provide updated information for the Issuer and each successor to the Issuer. If a transition results in a change in legal identity of the Issuer by acquisition, merger or the like, (i) such successor shall be obligated under this Secured Promissory Note as an Issuer and the Collateral shall remain subject to the lien of this Secured Promissory Note and (ii) such notice shall be accompanied by a customary joinder agreement in form and substance reasonably acceptable to the Payees pursuant to which such successor joins the Secured Promissory Note and any Uncertificated Securities Control Agreement as an Issuer and assumes all obligations of the Issuer under the Secured Promissory Note, such joinder agreement shall also be acknowledged by the Pledged Subsidiaries. Following any such transition, Payees are authorized to cause UCC-1 financing statements (and other similar instruments) to be filed to provide for the continuing perfection of the security interest in the Collateral in favor of the Payees. Each Grantor hereby consents to all of the foregoing and affirms that its obligations hereunder and the Liens granted by it will not be disturbed by the occurrence of such transitions, and will cooperate with the Payees to maintain perfection of Liens as provided hereinabove.

(f) Issuer and each of the Grantors, and each Payee from time to time party hereto acknowledges and agrees that it may be necessary or desirable to in the future cause the appointment of a collateral agent acceptable to the Payees on customary terms and conditions, to cause Issuer to compensate such collateral agent on customary terms and conditions and to cause Issuer, each Grantor and each Payee to indemnify, exonerate, exculpate and hold harmless such collateral agent on customary terms and conditions, including with respect to attorney’s fees and costs incurred by such collateral agent. Following delivery of notice from any one of them requesting the appointment of a collateral agent, including in particular in connection with the joinder of a Payee that is not currently a Payee, provided that the proposed collateral agent is an unaffiliated person of established reputation that is customarily in the business of serving as a collateral agent, with respect to which approval will not be unreasonably withheld, conditioned or delayed, each of Issuer and each of the Grantors, and each Payee, will use best efforts to promptly facilitate the appointment of a collateral agent on the general terms set forth hereinabove and pursuant to customary definitive documentation reasonably acceptable to such proposed collateral agent and the Issuer and each of the Grantors, and each Payee, each of who’s approval of such documentation will not be unreasonably withheld, conditioned or delayed.

(g) For avoidance of doubt, the liens granted pursuant to Section 6 of the Existing Secured Promissory Note remain in full force and effect, securing all Obligations under this Secured Promissory Note with priority from March 4, 2022, and such liens are hereby affirmed, reaffirmed and regranted, and confirmed to remain in full force and effect, by the Issuer and the other Grantors, pursuant to this Section 6(g).

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(h) The Guarantors signatory hereto hereby jointly and severally guarantee to the Payees and their successors and assigns the prompt payment in full in cash when due (whether at the Maturity Date, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Bankruptcy Code or equivalent provisions of other applicable Debtor Relief Law) of the Obligations. The Guarantors signatory hereto hereby further jointly and severally agree that if the Issuer shall fail to pay in full when due (whether at the Maturity Date, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Bankruptcy Code or equivalent provisions of other applicable Debtor Relief Law) any of the Obligations strictly in accordance with the terms of any document or agreement evidencing any such Obligations, including in the amounts and at the place expressly agreed to thereunder, irrespective of and without giving effect to any law, order, decree or regulation in effect from time to time of the jurisdiction where the Issuer, any Guarantor or any other person obligated on any such Obligations is located, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The obligations of the Guarantors under this guarantee are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Issuer under this Secured Promissory Note, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this guarantee that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. This guarantee is a continuing guarantee and is a guaranty of payment and not merely of collection, and shall apply to all Obligations whenever arising.

(i) For avoidance of doubt, the guaranty of the Guarantors party to Section 6 of the Existing Secured Promissory Note remains in full force and effect, guarantying all Obligations of the Issuer under this Secured Promissory Note, and such guaranty is hereby affirmed, reaffirmed and remade, and confirmed to remain in full force and effect, by the Issuer and the other Grantors, pursuant to this Section 6(i).

(j) Each Payee from time to time party hereto, Issuer and each Guarantor hereby agrees that, upon but only upon the concurrent increase of the availability for draw after the date set forth above by Kalera Inc. of secured credit provided to Kalera Inc. pursuant to that certain Loan And Security Agreement (the “Farm Credit LSA”) entered into as of April 14, 2022, between Kalera, Inc. and Farm Credit Of Central Florida, ACA, (the “FCB”) in the additional principal amount not to exceed $10,000,000 (for total available credit extended to Kalera Inc. by FCB of $30,000,000), (x) Vindara Inc. may join the Farm Credit LSA as a “guarantor” thereof and grant liens on its assets to FCB as provided in the Farm Credit LSA so that the assets of Vindara Inc. will be included in the “Borrowing Base” under the Farm Credit LSA, and (y) upon delivery to the Payees of written notice of the joinder by Vindara Inc. to the Farm Credit LSA as a guarantor and the inclusion of assets of Vindara Inc. in the Borrowing Base under the Farm Credit LSA, (i) the joinder of Vindara Inc. to the Farm Credit LSA as a guarantor and the granting of liens to the FCB pursuant to the Farm Credit LSA are consented to, and (ii) the liens granted to the Payees pursuant to this Secured Promissory Note shall, without need for further action by any Person, be subordinated, second and junior in priority to the perfected liens granted by Vindara Inc. in favor of the FCB until the FCB has been repaid in full up to the amount of $30,000,000 and all lending commitments under the Farm Credit LSA cancelled, provided that upon request each Payee shall execute a reasonable and customary acknowledgement that such subordination has become effective. Each Payee from time to time party hereto, Issuer and each Guarantor hereby further agrees that upon request of the FCB, each Payee from time to time party hereto, Issuer and each Guarantor shall negotiate in good faith and enter into with the FCB a market standard intercreditor or subordination agreement in respect of the liens granted to the Payees by Vindara Inc.

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7. Events of Default. An “Event of Default” shall exist hereunder if any one or more of the following events shall occur:

(a) the Issuer shall fail (i) to pay any principal or any portion thereof when due, or (ii) to pay any interest or any portion thereof or any other amount hereunder when due; or

(b) (x) the Issuer or any other Grantor shall fail to perform or observe any term, covenant or agreement to be performed or observed by it contained in Annex B Sections 11(a), (b) or (i) or (y) the Issuer or any other Grantor shall fail to perform or observe any term, covenant or agreement to be performed or observed by it within fifteen (15) days of the date such performance or observance is due by it contained in Annex B Sections 11(c) to (h); or

(c) Issuer or any other Grantor (i) institutes or consents to any proceeding under any bankruptcy laws relating to it or to all or any part of its property, (ii) is unable, or admits in writing its inability, to pay its debts as they mature, (iii) makes an assignment for the benefit of creditors or (iv) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Issuer or any other Grantor, as applicable; or any proceeding under a Debtor Relief Law relating to the Issuer or any other Grantor or to all or any part of its property is instituted without its consent; or

(d) any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of Issuer or any other Grantor’s property and is not released, vacated, stayed or fully bonded within ten (10) calendar days after its issue or levy; or

(e) the Issuer or any other Grantor shall contest the validity or enforceability of any part of this Secured Promissory Note; or

(f) the occurrence of a Change of Control.

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8. Remedies. Upon the occurrence of any Event of Default specified in Section 7(c) above (other than clause (ii) thereof), the principal amount of this Secured Promissory Note together with any interest thereon, all fees and all other Obligations shall become immediately and automatically due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Issuer). Upon the occurrence and during the continuance of any other Event of Default, the Payees may by written notice to the Issuer or any other Grantor, declare the principal amount of this Secured Promissory Note together with any interest thereon to be due and payable, and the principal amount of this Secured Promissory Note together with any such interest shall thereupon immediately become due and payable, without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Issuer). Following any such demand, the Issuer shall immediately pay to each Payee such Payee’s share of all amounts due and payable with respect to this Secured Promissory Note. If an Event of Default shall have occurred and is continuing, each Payee shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if such Payee were the sole and absolute owner thereof (and the Issuer and each Grantor agrees to take all such action as may be appropriate to give effect to such right). Issuer and each Grantor agrees that it would not be commercially unreasonable for the Payees to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Payee agrees that it will only exercise remedies in the Collateral in concert with all other Payees on a coordinated basis and in particular no Payee shall purport to foreclose the security interest on any of the Collateral except in coordination with all other Payees.

9. Right to Convert Obligations to Capital Stock of Issuer. Each Payee may, commencing on the first Business Day following January 20, 2023, at such Payee’s option at any time and from time to time convert any amount of the then-outstanding unpaid principal and accrued interest (the “Conversion Amount”), into the number of fully paid and non-assessable ordinary shares of the Issuer’s successor and assign arising pursuant to the Transaction (the “Conversion Shares”) determined by dividing the Conversion Amount by the Conversion Price then in effect. Any Payee may exercise the right to convert any Conversion Amount by delivering to the Issuer an executed and completed notice of conversion in the form attached to this Secured Promissory Note as Exhibit A (the “Notice of Conversion”) to the Issuer. The business day on which a Notice of Conversion and this Secured Promissory Note are delivered to the Issuer in accordance with the provisions hereof shall be deemed a “Conversion Date.” No fractional shares shall be issued upon conversion of this Secured Promissory Note. The amount of any of the Conversion Amount which is less than a whole ordinary share of the Issuer’s successor and assign arising pursuant to the Transaction shall be paid to the Payee in cash. Any delay due to such circumstance shall not be an event of default under this Secured Promissory Note.

(a)	The principal amount of any portion of this Secured Promissory Note, and any accrued interest thereon, shall be extinguished upon the proper receipt by a Payee of the Conversion Shares due upon such Notice of Conversion.

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(b)	The Conversion Price shall initially be US$3.50 per ordinary share. The Conversion Price shall be adjusted as follows:

i.	If, at any time while this Note is outstanding, the Issuer or any Subsidiary, as applicable, from time to time sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) (collectively an “Issuance”) any Capital Stock entitling any Person to acquire ordinary shares or other Capital Stock at an effective price per share that is lower than the then Conversion Price (the ,most recent such issuances, collectively, a “Dilutive Issuance” and the most recent such effective price, the “Base Price”)) (if the holder of the Capital Stock so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of ordinary shares at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Price established by the most recent such Dilutive Issuance. If following the most recent Dilutive Issuance, there is a subsequent Issuance of Capital Stock at an effective price that is above the Conversion Price, then the Base Price will be restored to the original Conversion Price of $3.50 per share (subject after such restoration to future adjustment as provided in this Section 9(b)(i)). Notwithstanding the foregoing, no adjustment will be made under this Section 9(b)(i) in respect of an Exempt Issuance.

ii.	If the Issuer’s successor and assign arising pursuant to the Transaction shall at any time after the consummation of the Transaction subdivide its outstanding shares into a greater number of ordinary shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased, and conversely, in case the outstanding ordinary shares shall be combined into a smaller number of ordinary shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

iii.	If the Issuer or its successor and assign arising pursuant to the Transaction shall at any time or from time to time after the consummation of the Transaction make, or fix a record date for the determination of ordinary shareholders entitled to receive, a dividend or other distribution payable in additional ordinary shares, then and in each such event the Conversion Price shall be proportionately reduced; provided, however, that if such record date is fixed and such dividend is not fully paid, or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed to reflect that such dividend was not fully paid or that such distribution was not fully made.

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(c)	If Issuer or its successor and assign arising pursuant to the Transaction at any time or from time to time after the consummation of the Transaction makes, or fixes a record date for the determination of ordinary shareholders entitled to receive, a dividend or other distribution payable in securities of the Issuer or its successor and assign arising pursuant to the Transaction other than ordinary shares, then and in each such event provision shall be made so that Payee shall receive upon exercise of the conversion right of this Secured Promissory Note, in addition to the number of ordinary shares receivable thereupon, the amount of securities of the Issuer or its successor and assign arising pursuant to the Transaction which the Payee would have received had the Conversion Amount of this Secured Promissory Note been exercised on the date of such event and had it thereafter, during the period from the date of such event to and including the date of conversion or purchase, retained such securities receivable during such period.

(d)	If the ordinary shares issuable upon the conversion of any portion of this Secured Promissory Note or option to purchase is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction described elsewhere in this Section 9), then, and in any such event, each Payee shall have the right thereafter, upon conversion of all or any portion of this Secured Promissory Note or purchase pursuant to option to receive the kind and amount of stock and other securities and property receivable upon such reorganization or other change, in an amount equal to the amount that the Payee would have been entitled to had it immediately prior to such reorganization, reclassification or change converted this Secured Promissory Note, but only to the extent that all or a portion of this Secured Promissory Note is actually converted, all subject to further adjustment as provided herein.

(e)	The Issuer agrees with each Payee to provide such Payee with registration rights with respect to all Conversion Shares issuable pursuant to this Section 9 equivalent to the registration rights that such Payee would receive in connection with ordinary shares of the Issuer’s successor and assign arising pursuant to the Transaction to be received in connection with the Transaction in exchange for the Payee’s ownership of the Issuer’s ordinary shares.

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10. Issuer’s Representations and Warranties.

(a) General Representations. The Issuer represents and warrants to each Payee as follows: It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute, deliver and perform its obligations under this Secured Promissory Note. It has duly authorized and taken all other appropriate action for the execution, delivery and performance of this Secured Promissory Note and any other document or instrument delivered pursuant hereto or in connection herewith and the consummation of the transactions provided for in this Secured Promissory Note. It has duly executed and delivered this Secured Promissory Note, and this Secured Promissory Note constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity. Its execution and delivery of this Secured Promissory Note, the performance of the transactions contemplated by this Secured Promissory Note and the fulfilment of the terms of this Secured Promissory Note will not (i) conflict with or violate any of its organizational documents or its contractual obligations, (ii) conflict with or violate any order, judgment or decree of governmental authority binding on it, (iii) require any approval of its equityholders or any approval or consent of any Person under any contractual obligation of the Issuer, except for such approvals or consents which will be obtained on or before the date hereof (or, in respect of a Person that becomes the Issuer after the date hereof, the date such person becomes the Issuer), (iv) conflict with or violate any applicable laws, or (v) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created hereunder). It has duly obtained, effected or given all authorizations, consents, licenses, orders or approvals of or registrations or declarations with any governmental authority or any other Person required in connection with the execution and delivery of this Secured Promissory Note and the performance of the transactions contemplated by this Secured Promissory Note, and such authorizations, consents, licenses, orders or approvals of or registrations or declarations are in full force and effect. There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to the knowledge of the Issuer, threatened against or affecting the Issuer (A) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (B) that involve this Secured Promissory Note or the transactions contemplated hereby. It is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Issuer in connection with this Secured Promissory Note contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Collateral Representations. The Issuer and each other Grantor represents and warrants to each Payee as follows: It owns the Collateral purported to be owned by it or otherwise has rights or the power to transfer rights in the Collateral in which it purports to grant a security interest hereunder and no Lien exists upon the Collateral. The full and correct legal name, type of organization, jurisdiction of organization and mailing address of the Issuer and each Pledged Subsidiary of the Issuer are correctly set forth in Schedule 2. The Issuer and each other Grantor shall not have been known by or used any other legal or fictitious name or been a party to any merger or consolidation, or acquired all of the assets of any Person, or acquired any of its property or assets out of the Issuer’s or each other Grantor’s ordinary course of business. The Issuer and each other Grantor has not (A) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC), (B) heretofore changed its name, (C) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a currently effective security agreement previously entered into by any other Person, who is not the Issuer or each other Grantor, or (D) changed its identity or corporate structure.

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11. Covenants. The Issuer covenants and agrees as provided in Annex B, which Annex B is incorporated herein by reference as if set forth herein at length. For avoidance of doubt, Kalera Inc. shall not be bound by any of the terms of this Secured Promissory Note and is neither a Grantor nor a Guarantor hereunder. Neither the incurrence of Indebtedness nor the granting of Liens by Kalera, Inc., shall result in a breach of any covenant of the Issuer under this Secured Promissory Note.

12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Secured Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York. The Issuer and each Payee hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, borough of Manhattan for the purposes of all legal proceedings arising out of or relating to this Secured Promissory Note or the transactions contemplated hereby. This Secured Promissory Note may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Secured Promissory Note. Delivery of an executed counterpart of a signature page to this Secured Promissory Note by electronic transmission shall be as effective as delivery of an original executed counterpart of this Secured Promissory Note. This Section 12 shall survive the termination of this Secured Promissory Note. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SECURED PROMISSORY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13. Expenses; Amendments; Notices. The Issuer shall pay on demand all reasonable and documented out-of-pocket costs and expenses of each Payee (including any reasonable attorneys’ fees and costs incurred by each Payee) (i) in connection with the negotiation, preparation, administration, execution and delivery of this Secured Promissory Note and any other agreement in connection herewith, including filing fees, taxes, assessments, attorney’s fees and expenses, (ii) in connection with each amendment, forbearance, waiver, consent, refinancing, restructuring, reorganization (including any fees (including attorneys’ fees) and costs incurred by each Payee for any reason in respect of the bankruptcy of the Issuer), enforcement or attempted enforcement, and any matter related thereto, and in each case including all out of pocket expenses of each Payee or such Payee’s attorneys that are related thereto. This Secured Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Issuer, each other Grantor and each Payee. All notices and other communications in respect of this Secured Promissory Note shall be given or made in writing at the address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Secured Promissory Note, all such communications shall be deemed to have been duly given when transmitted by electronic transmission or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

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14. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Payee and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Payee or any such Affiliate to or for the credit or the account of the Issuer against any and all of the obligations of the Issuer now or hereafter existing hereunder to such Payee or, irrespective of whether or not such Payee shall have made any demand hereunder and although such obligations of the Issuer may be contingent or unmatured or are owed to a branch or office of such Payee different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Payee and its Affiliates hereunder are in addition to other rights and remedies (including other rights of setoff) that such Payee or its Affiliates may have.

15. Assignments. Except to the extent contemplated under the Transaction, the Issuer may not assign any of its rights or obligations under this Secured Promissory Note without the consent of each Payee. Each Payee may at any time assign all or a portion of its rights and obligations under this Secured Promissory Note without the prior written consent of the Issuer, but subject to the prior written approval of such proposed assignee by each other then existing Payee, pursuant to a customary assignment and assumption agreement which shall be consistent with the applicable provisions of this Secured Promissory Note and otherwise satisfactory to the parties thereto and pursuant to which the assignee agrees to be bound by all provisions of this Secured Promissory Note as a “Payee” hereunder, accompanied by an updated Schedule 1 reflecting such assignment. From and after the effective date specified in each assignment and assumption, the assignee thereunder shall be a party to this Secured Promissory Note and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of the applicable Payee under this Secured Promissory Note, and such assigning Payee shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Secured Promissory Note (and, in the case of an assignment and assumption covering all of such Payee’s rights and obligations under this Secured Promissory Note, such Payee shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 13 with respect to facts and circumstances occurring prior to the effective date of such assignment.

16. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references in this Secured Promissory Note to “$” shall mean United States dollars. Unless the context clearly requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Secured Promissory Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections, subsections and clauses shall be construed to refer to Sections, subsections and clauses of this Secured Promissory Note and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time.

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17. Intercreditor Provisions.

(a) This Section 17 shall continue in full force and effect notwithstanding the commencement of any insolvency or liquidation proceeding by or against Issuer or any of its Subsidiaries. The parties hereto acknowledge that the provisions of this Section 17 are intended to be and shall be enforceable as contemplated by Section 510(a) of the Bankruptcy Code or equivalent provisions of other applicable Debtor Relief Law.

(b) If the Issuer or any other Grantor shall become subject to an insolvency or liquidation Proceeding under any applicable bankruptcy law and shall, as debtor(s)-in-possession, seek from the Payees financing (the “DIP Financing”) to be provided by one or more Payees under Section 364 of the Bankruptcy Code or equivalent provisions of other applicable Debtor Relief Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or equivalent provisions of other applicable Debtor Relief Law (“Cash Collateral Use”) and/or “exit financing” for a plan of reorganization under Section 1123 of the Bankruptcy Code or equivalent provisions of other applicable Debtor Relief Law (“Exit Financing”), each of the Payees agrees and confirms that no Payee (or any of its Affiliates) (the “Offering Claimholder”) shall offer to Issuer and/or other Grantors, provide or seek to offer or provide directly or indirectly any DIP Financing, Cash Collateral Use or Exit Financing secured by the Collateral or allow such Cash Collateral Use, in each case, without first offering each other Payee the right to participate in providing such DIP Financing or Exit Financing, or Cash Collateral Use, on a pro rata basis (each an “Offer”). Any Offer shall be made to the other Payees as promptly as reasonably practicable, but in any event, at least two (2) days prior to a term sheet of such DIP Financing or Exit Financing being sent to Issuer or any other Grantor, or their respective representatives. The Payees agree that no Offering Claimholder shall proceed with any proposed DIP Financing, Exit Financing or Cash Collateral Use unless the non-offering Payees either (x) agree to participate in such DIP Financing, Exit Financing or Cash Collateral Use or (y) consent in writing in their sole and absolute discretion to the making of such DIP Financing, Exit Financing or Cash Collateral Use without the participation of the non-offering Payees.

(c) No provision of this Secured Promissory Note may be amended, modified or supplemented other than by an instrument in writing signed by the Issuer, each other Grantor and each Payee.

(d) The Payees hereby agree among themselves that, if any of them shall, whether by voluntary payment, mandatory payment, through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under this Secured Promissory Note or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or equivalent provisions of other applicable Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Payee hereunder (collectively, the “Aggregate Amounts Due”) to such Payee which is greater than the proportion received by any other Payee in respect of the Aggregate Amounts Due to such other Payee, then the Payee receiving such proportionately greater payment shall (a) notify each other Payee of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Payees so that all such recoveries of Aggregate Amounts Due shall be shared by all Payees in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Payee is thereafter recovered from such Payee upon the bankruptcy or reorganization of an Issuer or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Payee ratably to the extent of such recovery, but without interest. Each Issuer expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by such Issuer to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

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18. Incremental Loans.

(a) Upon written notice to each existing Payee, at any time after the date of original funding of Loans, the Issuer may request additional Loans from one or more of the existing Payees; provided that (i) each Payee shall be entitled to agree or decline to participate in such additional Loan in its sole discretion (and any Payee that has failed to respond to any such notice shall be deemed to have declined to participate). Any additional Loan shall be made with the same terms (including pricing and fees) as the Loans then outstanding, in which case such additional Loans shall constitute Loans and Obligations for all purposes hereunder and under the other loan documents, including any security agreements or instruments and shall be secured by the Liens granted in the Collateral on a ratable and pari passu basis. The proceeds of the additional Loans shall be used for any purpose agreed to in this Secured Promissory Note. If existing Payees do not agree to provide all of the requested additional Loans, then Issuer may obtain additional Loans on the terms provided in this Secured Promissory Note from any person subject to the prior written approval of such proposed new Payee by each other then existing Payee.

(b) It shall be a condition precedent to the incurrence of the additional Loans that (i) the terms of such additional Loans thereunder shall comply with clause (c) below, (ii) no Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such additional Loan and (iii) after giving effect, on a pro forma basis, to the incurrence of an additional Loan, the aggregate principal balance of all additional Loans shall not exceed $6,500,000 in the aggregate.

(c) The making of any additional Loan shall be subject to the concurrent execution and delivery by the Payee or new Payee providing such additional Loan of an Additional Loan Amendment, which shall provide, among other things, that the new Payee is a party to this Secured Promissory Note and, to the extent of is pro rata share of the Loans, has the rights and obligations of a Payee under this Secured Promissory Note. The additional Loans shall be subject to and the Additional Loan Amendment shall provide the following terms and conditions: (i) the maturity date of any additional Loan shall be the Maturity Date, (ii) the additional Loans will rank pari passu in right of payment and with respect to security with the existing Loans, (iii) none of the obligors or guarantors with respect thereto shall be a Person that is not an Issuer or Grantor hereunder and such additional Loans shall not be secured by any property or assets of the Grantors other than the Collateral, (iv) the additional Loans shall not share more than ratably with the existing Loans in any mandatory prepayments of the Loans and (v) Upon the funding of any additional Loans, an updated Schedule 1 to this Secured Promissory Note reflecting such additional Loan and information with respect to any new Payee shall be attached to the original of this Note and provided to all existing Payees.

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19. Amendments and Waivers.

(a) Required Payees’ Consent. Subject to Sections 19(b), no amendment, modification, termination or waiver of any provision of this Secured Promissory Note, or consent to any departure by Issuer or any Guarantor therefrom, shall in any event be effective without the written consent of Issuer and the Required Payees.

(b) Affected Payees’ Consent. Without the written consent of Issuer and each Payee that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or this Secured Promissory Note (it being understood that a waiver of any Default or mandatory prepayment shall not constitute an extension);

(ii) waive, reduce or postpone any scheduled repayment of principal or interest;

(iii) reduce the rate of interest on any Loan or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) extend or increase the obligations of any Payee to make Loans;

(vi) reduce the principal amount of any Loan;

(vii) amend the definition of “Required Payees” or change the Payee consent standard for any provision requiring Required Payee consent to a standard that is less than Required Payees;

(x) release all or substantially all of the Collateral or release any Guarantor from the Guaranty;

(xi) subordinate any of the Obligations or any Lien created by this Secured Promissory Note; or

(xii) consent to the assignment or transfer by Issuer or any Guarantor of any of its rights and obligations under any Loan Document.

(c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 19 shall (i) be in writing and (ii) be binding upon each Payee at the time outstanding, each future Payee and, if signed by Borrower and any Guarantor, on Borrower and such Guarantor.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Issuer have caused this Secured Promissory Note to be executed and delivered by their duly authorized officers, as of the date and year and at a place first above written.

ISSUER AND A GRANTOR:

KALERA PUBLIC LIMITED COMPANY, a company organized under the laws of the Republic of Ireland, as successor by operation of law to KALERA A.S., a private limited liability company organized under the laws of Norway

By:	/s/ Fernando Cornejo
Name:	Fernando Cornejo
Title:	CFO

[Signature Page to Secured Promissory Note]

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SOLEY AS GRANTORS AND GUARANTORS:

VINDARA INC., a Delaware corporation

By:	/s/ Jade A Stinson
Name:	Jade A Stinson
Title:	President and Cofounder

KALERA GmbH, a German limited liability company

By:	/s/ Dr. Sebastian Henner Schwarz
Name:	Dr. Sebastian Henner Schwarz
Title:	Managing Director

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ACKNOWLEDGED AND AGREED BY THE PAYEES.

Lightrock Growth Fund I S.A., SICAV-RAIF, for the account of its sub-fund Lightrock Global Fund, by its alternative investment fund manager LGT Capital Partners (Ireland) Limited

By:	/s/ Brian Goonan
Name:	Brian Goonan
Title:	Director

By:	/s/ Desmond Tobin
Name:	Desmond Tobin
Title:	Director

CANICA AS

By:	/s/ Jan Ole Stangeland
Name:	Jan Ole Stangeland
Title:	CEO

Nox Culinary General Trading Company LLC

By:	/s/ Nabil Zeineddine
Name:	Nabil Zeineddine
Title:	Director

DE JONG CAPITAL LLC

By:	/s/ Brent de Jong
Name:	Brent de Jong
Title:	Director

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ANNEX A

Definitions. The following capitalized terms, when used in this Secured Promissory Note, shall have the following meanings:

“Additional Credit Amendment” shall mean a joinder amendment to this Secured Promissory Note (which may be in the form of an amendment and restatement of this Secured Promissory Note) providing for any additional Loans pursuant to Section 18, which shall be consistent with the applicable provisions of this Secured Promissory Note and otherwise satisfactory to the parties thereto and pursuant to which the person providing the additional Loans agrees to be bound by all provisions of the Secured Promissory Note as a “Payee” thereunder. Each Additional Credit Amendment shall be executed by the Issuer, each other Grantor and the joining Payee, and acknowledged and agreed by each then existing Payee. An updated Schedule 1 to this Secured Promissory Note reflecting such additional Loan and information with respect to any new Payee shall be attached to the Additional Credit Amendment.

“Affiliate” means any Person directly or indirectly Controlling, Controlled by or under common Control with such other Person. For purposes of the foregoing, “Control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership or voting of securities, by contract or otherwise.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Change of Control” means, at any time, except as may occur as a component of the Transaction, (a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, in a single transaction or in a related series of transactions, including by way of merger, amalgamation, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing directly or indirectly more than 50% of the total voting power of all of the outstanding voting stock of Issuer, or (b) the sale, lease or transfer, in a single transaction or in a related series of transactions, of all or substantially all of the assets of Issuer or any of the Pledged Subsidiaries, taken as a whole, to any Person. For avoidance of doubt, no transfer that is a contemplated component of the Transaction shall constitute a Change of Control.

“Control” shall have the meaning set forth in the definition of “Affiliate”.

“Debtor Relief Law” means the Bankruptcy Reform Act of 1978, codified as 11 U.S.C. §§101 et seq, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Exempt Issuance” means the issuance of (a) shares of ordinary Capital Stock to employees, officers or directors of the Issuer or any Subsidiary pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the board of directors of Issuer or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Issuer, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of ordinary Capital Stock issued and outstanding on the date of this Note, provided that such securities have not been amended since the date of this Note to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating Issuer or an owner of an asset and shall provide to the Issuer additional benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“GAAP” means, alternatively, International Financial Reporting Standards or United States generally accepted accounting principles, in either case as in effect from time to time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“Management Support Letter” means a certificate of the chief financial officer of Issuer that provides a forward-looking estimate with supporting analysis of the date upon which the Issuer and its subsidiaries will have inadequate available cash to conduct operations in the ordinary course of business, after giving effect to the Loan and without taking into account any additional debt or equity capital raising events.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of the Issuer and its Subsidiaries taken as a whole, (ii) the ability of the Issuer to fully and timely perform its Obligations, (iii) the legality, validity, binding effect or enforceability against the Issuer of this Secured Promissory Note, or (iv) the rights, remedies and benefits available to, or conferred upon, the Payees under this Secured Promissory Note.

“Obligations” means, collectively, all obligations of the Issuer under this Secured Promissory Note to pay principal, fees and interest (including default interest) and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing by the Issuer to the Payees, and all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case under any Debtor Relief Law (whether or not such interest or expenses are enforceable, allowed or allowable as a claim in whole or in part in such case).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Required Payees” means at least two (2) Payees collectively holding more than 50.0% of the outstanding Loans in effect at any time of determination.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Transaction” means the proposed merger of Issuer with Agrico Acquisition Corp., a special purpose acquisition company, as publicly announced on January 31, 2022 and the resulting listing on the NASDAQ stock exchange of the Issuer’s successor and assign arising pursuant to such proposed merger, as well as all anticipatory transactions completed in anticipation of such merger as contemplated in the Business Combination Agreement dated January 30, 2022, by and among Agrico Acquisition Corp., Figgreen Limited, Kalera Cayman Merger Sub, Kalera Luxembourg Merger Sub SARL, and the Issuer.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

ANNEX B

The Issuer and each Grantor (as applicable) hereby covenants and agrees as follows:

(a) Liens. Without the prior written consent of each Payee, except as contemplated by the Transaction, the Issuer shall not, and shall not permit any Grantor to, create, incur, assume, suffer or permit to exist any Lien (other than Liens securing this Senior Promissory Note) on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof not in existence on the date first set forth above.

(b) Changes to Certain Agreements and Organizational Documents. Without the prior written consent of each Payee, except as contemplated by the Transaction, the Issuer shall not, and shall not permit any Grantor or other any Subsidiary to, through any manner or means or through any other Person to, directly or indirectly amend, waive, modify, restate, supplement or replace, or suffer or permit any waiver, amendments, modifications, restatements, supplements or replacements to the Issuer’s or any Grantor’s or other organizational documents or material contracts.

(c) Further Assurances. If an Event of Default shall have occurred and be continuing, all dividends and other distributions on any pledged shares shall be paid directly to each Payee and retained by it as part of the Collateral. The Issuer and each other Grantor hereby expressly authorizes and instructs the issuer of any pledged shares pledged hereunder to (A) comply with any instruction received by it from the Payees that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Secured Promissory Note, without any other or further instructions from the Issuer or any other Grantor, and (B) pay any dividend or other payment with respect to any pledged shares directly to each Payee. Without limiting any rights or powers granted by this Secured Promissory Note to the Payees while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Payees are hereby appointed the attorney-in-fact of the Issuer and each other Grantor for the purpose of carrying out the provisions of this Secured Promissory Note and taking any action and executing any instruments that the Payees may deem necessary or advisable to accomplish the purposes, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Payees shall be entitled under this Secured Promissory Note to make collections in respect of the Collateral, the Payees shall have the right and power to receive, endorse and collect all checks made payable to the order of the Issuer representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(d) Books and Records; Inspections. The Issuer and each other Grantor will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Issuer and each other Grantor will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Payees to visit and inspect any of the properties of the Issuer, and each other Grantor and any of their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, in each case, upon reasonable notice and as often as may reasonably be requested.

(e) Compliance with Laws. The Issuer and each other Grantor will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority and all contractual obligations of the applicable Issuer or Subsidiary.

(f) Maintenance of Properties. The Issuer and each other Grantor will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) all material properties used or useful in the business of the Issuer and its Subsidiaries.

(g) Insurance. The Issuer and each other Grantor will maintain or cause to be maintained in effect such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as was in place on the date first set forth above.

(h) Financial Reporting. The issuer shall cause its chief financial officer to deliver (i) within five (5) Business days following the execution of this Secured Promissory Note, cumulative weekly customary cash flow statement for the Issuer and its subsidiaries in respect of the period beginning on January 1, 2022 and ending with most recent prior week ended prior to the date of execution of this Secured Promissory Note, and (ii) following the date of execution of this Secured Promissory Note and continuing until and including the week ending May 27, 2022, on Wednesday of each week a customary cash flow statement in respect of the most recent prior week then ended. In the case of each of (i) and (ii) hereinabove for the Issuer and its subsidiaries in form and substance acceptable to the Payees.

(i) Perfection of Liens. The Issuer and each other Grantor hereby covenants and agrees to take all steps necessary to perfect the Liens granted pursuant to Section 6 above within fifteen (15) days of the date hereof, including, for the avoidance of doubt, by (i) executing and delivering control agreements in customary form for deposit accounts and securities accounts, (ii) pledging and delivering all certificated Capital Stock owned by the Issuer and each other Grantor. In addition to (and in furtherance of) the foregoing, the Issuer and each other Grantor covenants and agrees to take such other actions as Payees may reasonably require to cause the attachment and perfection of Liens on the assets of the Issuer, each other Grantor and their respective Subsidiaries.

Exhibit A

EXHIBIT A
NOTICE OF CONVERSION

Reference is made to that Secured Promissory Note dated ________, 2022 (the “Secured Promissory Note”) in the original principal amount of $_______________ issued to the undersigned by KALERA PUBLIC LIMITED COMPANY, a company organized under the laws of the Republic of Ireland, as successor by operation of law to KALERA A.S., a private limited liability company organized under the laws of Norway (the “Issuer”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Secured Promissory Note.

Pursuant to Section 9 of the Secured Promissory Note, the undersigned hereby irrevocably elects to convert $[______________] in principal amount and accrued interest of the Loan outstanding on the date hereof into ordinary shares of the Issuer’s successor and assign arising pursuant to the Transaction (“Conversion Shares”) at the Conversion Price in effect on the date hereof and on the terms and subject to the conditions set forth in Section 9 of the Secured Promissory Note.

If the Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to undersigned for any conversion except as provided herein.

Name:
Signature:
Date:

Exact name in which Conversion Shares should be issued:

Address to which certificates representing Conversion Shares should be delivered:

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